Exhibit 10.7

SEVERANCE AGREEMENT

(FOR THE COMPANY PRESIDENT)

THIS AMENDED AND RESTATED AGREEMENT (the “Agreement”) is made and entered into as of this 15th day of May, 2012, by and between Unified Grocers, Inc. (the “Company”) located at 5200 Sheila Street, Commerce, California 90040 and Robert M. Ling, Jr. (the “Executive”).

WHEREAS, the Company considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Company and its shareholders; and

WHEREAS, the Executive’s position has been determined to be an important part of the senior management team of the Company; and

WHEREAS, the Company recognizes that the possibility of termination due to Change of Control, Good Reason or without cause creates uncertainty among management personnel of the Company and may result in the departure or distraction of management personnel, all to the detriment of the Company and its shareholders; and

WHEREAS, the Company and the Executive originally executed and delivered that certain Severance Agreement, dated as of March 12, 2001, which was amended and restated as of December 30, 2010 (the “Amended 2010 Agreement”); and

WHEREAS, in connection with the Executive’s election to the position of President by the Company’s Board of Directors, effective as of June 7, 2011, the parties desire to restate the Amended 2010 Agreement with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the promises and of the mutual covenants herein contained, the following is an agreement to provide severance benefits to the Executive in the event the Executive’s employment with the Company is terminated under the circumstances described herein.

1.	Right to Terminate. The Company or the Executive may terminate the Executive’s employment at any time, subject to the Company providing the benefits hereinafter specified in accordance with the terms and eligibility requirements of this Agreement. Nothing contained in this Agreement is intended to be nor should be construed to create a contract of employment for a specified period of time, or otherwise change or alter the at-will nature of the Executive’s employment with the Company.

2.	Eligibility Requirements. The Executive shall be entitled to the benefits provided in Section 5 upon his termination of employment from the Company subject to the following terms and conditions:

(a)	He must be employed as the Company’s President prior to the date of this Agreement; and

(b)	his termination is caused:

(i)	by the Company other than for Cause or Death;

SEVERANCE AGREEMENT

(FOR THE COMPANY PRESIDENT)

(ii)	by Disability as defined below;

(iii)	by the Executive for Good Reason; or

(iv)	by the Executive within one (1) year of a Change of Control (as all such capitalized terms are hereinafter defined).

“Cause” means termination upon (i) the willful and continued failure by the Executive to perform substantially his duties (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness), after demand for substantial performance is delivered in writing by the Company to the Executive that specifically identifies the manner in which the Company believes the Executive has not substantially performed his duties, (ii) the willful engaging by the Executive in illegal or fraudulent misconduct which is materially injurious to the Company, or (iii) the willful material breach of the Confidentiality and Nonsolicitation Agreement set forth in Section 7. No act, or failure to act, on the Executive’s part shall be considered “willful” unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.

“Disability” means the Executive’s incapacity due to physical or mental illness to perform substantially his duties on a full-time basis for six (6) consecutive months and, within thirty (30) days after a notice of termination is thereafter given by the Company, the Executive shall not have returned to the full-time performance of the Executive’s duties. However, if the Executive shall not agree with the determination to terminate him because of Disability, the question of the Executive’s disability shall be subject to the certification of a qualified medical doctor agreed to by the Company and the Executive or Executive’s legal representative, in the event of the Executive’s incapacity to designate a doctor. In the absence of an agreement between the Company and the Executive, each party shall nominate a qualified medical doctor and the two doctors shall select a third doctor, who shall make the determination as to Disability.

“Good Reason” means the first to occur of the following conditions without the Executive’s express written consent: (i) an adverse change in the Executive’s status or position(s), in effect immediately prior to the date of this Agreement, or (ii) a material reduction in the Executive’s base salary; provided, however, that the Executive will be deemed to have terminated his employment for Good Reason only if the Executive has provided the Company written notice of the existence of the Good Reason condition within ninety (90) days of its first occurrence, the Company has failed to correct the matter within thirty (30) days of such notice, and the Executive terminates his employment within ten (10) days following the Company’s failure to correct the Good Reason condition.

SEVERANCE AGREEMENT

(FOR THE COMPANY PRESIDENT)

“Change of Control” means any of (i) the acquisition by any person, entity or group within the meaning of Section 13(d) or 14(d) of the Securities and Exchange Act of 1934, of beneficial ownership of more than fifty percent (50%) of the outstanding Class A Shares of Unified Grocers, Inc.; (ii) if the individuals who presently serve on the Board of Directors no longer constitute a majority of the members of the Company’s Board of Directors; provided, however that any person who becomes a director subsequent to the commencement date of this Agreement who was elected to fill a vacancy by a majority of the Company’s members shall be considered as if a member prior to the commencement date of this Agreement; and (iii) a liquidation or dissolution of the Company or the sale of all or substantially all of the assets of the Company.

3.	Notice of Termination. Any purported termination by the Company or by the Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” means a notice indicating the specific termination provision in this Agreement relied upon.

4.	Date of Termination. “Date of Termination” means the date set forth by written Notice of Termination or, if none, then by mutual written agreement of the parties, on which the Executive experiences a “separation from service” (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Section 409A”)) on account of an event described in Section 2(b). Notwithstanding any provision in this Agreement to the contrary, no severance benefits under this Agreement shall be paid prior to the Executive experiencing a “separation from service” within the meaning of Section 409A.

5.	Benefits Upon Termination.

(a)	Subject to Section 9 hereof, if the Executive’s termination of employment with the Company satisfies the conditions set forth in Section 2, then the Executive will be paid the equivalent of twenty-four (24) month’s pay based on an amount equal to the Executive’s highest annual base salary during the three year period immediately prior to the Date of Termination, plus an amount equal to two (2) times the highest annual incentive bonus paid during the three year period prior to the Date of Termination (collectively, hereinafter referred to as the “Severance Pay”). The Severance Pay shall be paid in a lump sum payment within thirty (30) days of the Date of Termination. Payments made under this subsection (a) shall not be taken into account under any other retirement plan of the Company.

(b)

With respect to the Executive’s continued coverage under the Company’s health insurance plan, or successor plan, the Executive’s “qualifying event” for purposes of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) shall be his Date of Termination from the Company. If the Executive elects to continue health plan coverage pursuant to COBRA, the Company shall pay the Executive’s COBRA premiums for a period terminating on the earlier of (i)

SEVERANCE AGREEMENT

(FOR THE COMPANY PRESIDENT)

twenty-four (24) months from the Date of Termination or (ii) the cessation of COBRA eligibility and coverage for the Executive (without regard to any other COBRA qualified beneficiary). The Company’s obligation with respect to subsection (b) shall continue only if the Executive satisfies on a timely basis all of his obligations under COBRA. As applicable, continued coverage under this subsection (b) shall be coordinated with corresponding benefits that the Executive may be eligible to receive under the Officer Retiree Medical Plan.

(c)	If the Executive incurs a termination of employment with the Company within one year of a Change of Control, as provided for in Section 2(b)(iv) above, then the Executive shall be credited with an additional 5 years of service for purposes of calculating the Executive’s benefits under Unified Grocers, Inc. Executive Salary Protection Plan II (the “ESPP II”). The Executive’s benefits under ESPP II shall otherwise be calculated and paid pursuant to the terms of such plan.

(d)	All unpaid benefits set forth in this section shall be forfeited if the Executive violates any material provision of this Agreement including, without limitation, the Confidentiality and Nonsolicitation Agreement set forth in Section 7.

(e)	If the Executive’s termination of employment with the Company does not satisfy the conditions set forth in Section 2, no payment or benefits shall be provided under this Agreement. This Agreement does not, and is not intended to, limit any rights or benefits of the Executive pursuant to any other non-severance type plan, policy or written agreement; provided, however, that this Agreement is intended to be the sole agreement governing severance-type benefits. Under no circumstances will the Executive be entitled to or eligible for any other severance type benefits from the Employer, including any obligations that existed under any prior agreements including but not limited to prior severance agreements or under the Unified Grocers’ Separation Payment Program.

6.	No Obligation to Mitigate. The Executive is under no obligation to mitigate damages in the amount of any payment provided for hereunder by seeking other employment or otherwise. Subject to section 5(b), the amount of any payment provided for in this Agreement shall not be reduced, offset or subject to recovery by the Company by reason of any compensation earned by the Executive as the result of employment by another employer after the Date of Termination, or otherwise.

7.	Confidentiality and Nonsolicitation Agreement.

(a)

The Executive acknowledges that in the course of his employment by the Company, he will have access to and become informed of confidential and secret information which is a competitive asset of the Company (“Confidential Information”), including (i) the terms of any agreement between the Company

SEVERANCE AGREEMENT

(FOR THE COMPANY PRESIDENT)

and any employee, customer or supplier, (ii) pricing strategy, (iii) product development strategies, (iv) personnel training and development programs, (v) financial results, (vi) strategic plans and demographic analyses, (vii) proprietary computer and systems software, and (viii) any confidential nonpublic information received from the Company concerning the Company, its employees, suppliers and customers.

(b)	The Executive agrees that he will keep all Confidential Information in strict confidence during the term of his employment by the Company and thereafter and will never make known, divulge, reveal, furnish, make available, or use any Confidential Information (except in the course of his regular authorized duties on behalf of the Company). The Executive agrees that the obligations of confidentiality hereunder shall survive termination of his employment at the Company regardless of any actual or alleged breach by the Company of this Agreement and shall continue for one (1) year following such termination provided that such obligation shall terminate earlier (i) as to specific information that shall have become known through no fault of the Executive or (ii) as to Confidential Information which the Executive is required by law to disclose (after giving the Company notice and an opportunity to contest such requirement). The Executive’s obligations under this Section 7 are in addition to, and not in limitation or preemption of, any other obligation of confidentiality which the Executive may have to the Company under general legal or equitable principles.

(c)	Except in the ordinary course of the Company’s business, the Executive has not made, nor shall at any time following the date of this Agreement, make or cause to be made, any copies, pictures, duplicates, facsimiles, or other reproductions or recordings or any abstracts or summaries including or reflecting Confidential Information. All such documents and other property furnished to the Executive by the Company or otherwise acquired or developed by the Company shall at all times be the property of the Company. Upon termination of the Executive’s employment by the Company, the Executive will immediately return to the Company any such documents or other property of the Company which are in the possession, custody or control of the Executive.

(d)	In the event of the Executive’s termination of employment at the Company, the Executive agrees that he will not in any capacity, on his own behalf or on behalf of any other firm, person, or entity, for a period of one (1) year, solicit, or assist in the solicitation of, any employee of the Company to terminate his or her employment with the Company.

(e)

The Executive acknowledges and agrees that a violation of the foregoing provisions of this Section 7 (referred to collectively as the “Confidentiality and Nonsolicitation Agreement”) that results in material detriment to the Company

SEVERANCE AGREEMENT

(FOR THE COMPANY PRESIDENT)

would cause irreparable harm to the Company, and that the Company’s remedy at law for any such violation would be inadequate. In recognition of the foregoing, the Executive agrees that, in addition to any other relief afforded by law or this Agreement, including damages sustained by a breach of this Agreement and forfeiture of any and all compensation or benefit otherwise provided under Section 5, and without any necessity or proof of actual damages, the Company shall have the right to enforce this Confidentiality and Nonsolicitation Agreement by specific remedies, which shall include, among other things, temporary and permanent injunctions, it being the understanding of the undersigned parties hereto that damages, the forfeitures described above and injunctions shall all be proper modes of relief and are not to be considered as alternative remedies.

8.	Successors; Binding Agreement.

(a)	The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) by agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place.

(b)	This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs; distributees, devisees, and legatees. If the Executive should die while any amount would still be payable to the Executive hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designee, or if there be no such designee, to the Executive’s estate.

(c)	This Agreement, and all of the provisions hereof, shall be binding upon the Company and all of its affiliates, successors, transferees, or surviving or continuing entity.

9.	Taxes.

(a)	All payments to be made to the Executive under this Agreement will be subject to required withholding of federal, state, and local income and employment taxes.

(b)

Notwithstanding anything in the foregoing to the contrary, if any of the payments provided for in this Agreement, together with any other payments which the Executive has the right to receive from the Company, would constitute an “excess parachute payment” (as defined in Internal Revenue Code §280G(b)(2) as it may be amended), so as to cause the imposition of an excise tax payment

SEVERANCE AGREEMENT

(FOR THE COMPANY PRESIDENT)

pursuant to this Agreement shall be reduced by an amount sufficient to avoid the payment of an any such excise tax; provided, however, that the determination as to whether any reduction in the payments otherwise owing under this Agreement pursuant to this provision is necessary shall be made jointly by the Executive and the Company in good faith, based on then-effective final and proposed Treasury regulations, and published rulings; provided further, that an independent qualified national accounting firm selected by mutual agreement of the parties shall provide conclusive calculations in the event the parties cannot jointly agree.

10.	Notice. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by United States registered or certified mail, return receipt requested, postage prepaid and addressed, in the case of the Company, to the address set forth on the first page of this Agreement or, in the case of the undersigned Executive, to the address set forth below his signature, provided that all notices to the Company shall be directed to the attention of the Chief Executive Officer of the Company, with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

11.	Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

12.	Entire Agreement. This Agreement contains the entire agreement of the parties and supersedes any and all other agreements, either oral or in writing between the parties hereto with respect to the subject matter hereof and contains all of the covenants and agreements between the parties with respect to such subject matter.

13.	Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modifications or discharge is agreed to in writing signed by the Executive and the Chief Executive Officer of the Company. No waiver or any breach of any term or provision of this Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing signed by the party waiving the breach. Unless otherwise noted, references to “Sections” are to sections of this Agreement. The captions used in this Agreement are designed for convenient reference only and are not to be used for the purpose of interpreting any provision of this Agreement.

14.

Enforceability. Notwithstanding any other provision of this Agreement, to the extent that any payment to be made pursuant to this Agreement is prohibited by applicable federal or state law or regulation, or by any action of any federal or state regulatory agencies, unless the Company has obtained prior approval for such otherwise

SEVERANCE AGREEMENT

(FOR THE COMPANY PRESIDENT)

prohibited payment from the appropriate regulatory authority, the Company shall not be obligated to make such payments under this Agreement. No other employee shall be entitled to severance benefits under the plan described in Section 15, and of which this Agreement is a part, unless such employee has been promised such severance benefits under a separate written agreement.

15.	Agreement Part of ERISA Plan. This Agreement is made pursuant to a Company sponsored severance plan covering selected Company Vice Presidents, Senior Vice Presidents, Executive Vice Presidents and the Company President. All of the terms of the plan that relate to the Executive are contained in this Agreement. Although the plan (including the Agreement) is generally subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”), the eligible employees constitute a select group of management or highly compensated employees. Accordingly, the plan is exempt from the reporting and disclosure provisions of ERISA pursuant to ERISA Regulation §2520.104-24. In the event of a dispute, the claims procedures set forth in Section 16 shall apply unless both parties agree to settle the dispute through arbitration. The Company may amend or terminate the plan of which this Agreement is a part; provided, however, that the plan may not be amended or terminated unilaterally by the Company if such amendment or termination would result in some or all benefits not being paid as the terms of the Agreement provide as of the effective date set forth below.

16.	Claims Procedure. If the Executive believes that severance benefits are not being paid as this Agreement provides, he must file a claim with the Company’s Vice President, Human Resources. The parties shall attempt to resolve the matter during the 30-day period beginning on the date such claim is filed. Only after the 30-day period has expired may an action in court be filed.

17.	Code Section 409A. This Agreement shall be interpreted and construed to either be exempt from or comply with Section 409A. In the event this Agreement or any benefit paid under this Agreement to the Executive is deemed to be subject to Section 409A, the Executive consents to the Company’s adoption of such conforming amendments as the Company deems advisable or necessary, in its sole discretion, to comply with Section 409A and avoid the imposition of taxes under Section 409A. Each payment made pursuant to any provision of this Agreement shall be considered a separate payment and not one of a series of payments for purposes of Section 409A. In addition, if upon the Executive’s “separation from service” within the meaning of Section 409A, the Executive is then a “specified employee” (as defined in Section 409A), then solely to the extent necessary to comply with Section 409A and avoid the imposition of taxes under Section 409A, the Company shall defer payment of “nonqualified deferred compensation” subject to Section 409A payable as a result of and within six (6) months following such “separation from service” under this Agreement until the earlier of (i) the first business day of the seventh month following the Executive’s “separation from service,” or (ii) ten (10) days after the Company receives written confirmation of the Executive’s death. Any such delayed payments shall be made without interest.

SEVERANCE AGREEMENT

(FOR THE COMPANY PRESIDENT)

[Signature Page to Severance Agreement Follows]

SEVERANCE AGREEMENT

(FOR THE COMPANY PRESIDENT)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date set forth below.

UNIFIED GROCERS, INC.

Agreed to this 15th day of May, 2012.

By:	/s/ Alfred A. Plamann
Signature

	Name:	Alfred A. Plamann

	Title:	Chief Executive Officer

“The Executive” Agreed to this 15th day of May, 2012.

By:	/s/ Robert M. Ling, Jr.

	Name:	Robert M. Ling, Jr.

	Title:	President

Executive’s Address: